SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K/A

Amendment No. 1

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 31, 2003

WITNESS SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-29335	23-2518693
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

300 Colonial Center Parkway Roswell, GA 30076
(Address of principal executive offices)

(770) 754 - 1900
(Registrant’s telephone number, including area code)

This is Amendment 1 to the Registrant’s current report on Form 8-K that was originally filed on April 15, 2003. This Amendment No. 1 is being filed to include financial statements of Eyretel plc and required pro forma financial information.

Item 2. Acquisition or Disposition of Assets

Acquisition of Eyretel

On February 26, 2003, Witness Systems, Inc. (the Company) reached an agreement with Eyretel plc (Eyretel), a U.K.-based provider of compliance and recording solutions for customer contact centers, on the terms of a recommended cash offer for all of the shares of Eyretel.  The offer was for 25 pence per share for a total purchase price of approximately £37.4 million or $59.0 million.  The acquisition is intended to extend the Company’s leadership in the global contact center performance optimization market, offering customers a comprehensive range of software and services.  The Company purchased 41.7 million Eyretel shares for $16.5 million, which represented a 27.9% equity interest as of February 26, 2003 and accounted for its investment in Eyretel using the equity method.  On March 21, 2003, the Company purchased another 85.8 million Eyretel shares for $36.5 million, which represented a total ownership interest of 85.3%.

On March 21, 2003, the Company declared the offer to purchase the remaining shares unconditional in all respects and was therefore irrevocably committed to purchase the remaining shares.  On March 22, 2003, the Company commenced the consolidation of Eyretel’s results. The Company has recorded $6.0 million in restricted cash on its balance sheet at March 31, 2003 for the purchase of these remaining shares. On March 31, 2003, the Company owned 92.8% of the outstanding shares of Eyretel. The Company completed the transfer of ownership by May 15, 2003.

The acquisition was accounted for as a purchase.  The following summary of the total purchase price of Eyretel includes $6.0 million in cash to be paid for the remaining shares of Eyretel shares (in thousands):

Total cash commitment	$58,974
Estimated direct transaction costs	4,084
$63,058

Under the purchase method of accounting, the total purchase price is allocated to Eyretel’s net tangible and intangible assets based upon their estimated fair values as of the date of the acquisition.  The purchase price allocation for this acquisition is based on preliminary estimates and valuations and may be revised at a later date when additional information concerning asset and liability valuations are finalized.  The preliminary purchase price allocation is as follows (in thousands):

Current assets and other tangible assets	$58,749
Liabilities assumed	(21,377)
Restructuring accruals	(7,451)
Identifiable intangible assets	22,720
Deferred tax liability	(2,383)
Acquired in-process research and development	7,840
Goodwill	4,960
$63,058

The Company estimated that $7.8 million of the purchase price of Eyretel represented acquired in-process research and development (“IPR&D”) that had not yet reached technological feasibility and had no alternative future use.  Accordingly, these amounts were immediately charged to expense upon consummation of the acquisition.  An independent third-party appraiser calculated the value of the IPR&D by utilizing a discounted cash flow methodology, focusing on the income-producing capabilities of the in-process technologies and taking into consideration: 1) stage of completion; 2) complexity of work to date and to complete; 3) anticipated product development and introduction schedules; 4) forecasted product sales cycles; 5) internal and external risk factors; 6) revenue and operating expense estimates; 7) contributory asset charges, and 8) costs already incurred and the expected costs to complete.

An independent third-party appraiser valued the identifiable intangible assets using either an income or cost approach taking into consideration the nature, risks, historical patterns, economic characteristics, and future considerations of the assets. The identifiable intangible assets include acquired technology of $13.6 million, distribution channels of $5.3 million, customer list of $2.6 million and trademarks of $1.3 million. The acquired technology and trademarks are being amortized over three years and the distribution channels and customer list are being amortized over five years.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

(a)          Financial Statements

Audited financial statements of Eyretel plc are included in Exhibit 99.1

(b)         Pro Forma Financial Information

Pro forma financial information is included in Exhibit 99.2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: June 16, 2003

WITNESS SYSTEMS, INC

	By:	/s/ William F. Evans
william f. evans
Chief Financial officer

Exhibit Index

Exhibit No.	Description of Document

23.1	Consent of Deloitte & Touche, Independent Auditors.

99.1	The following financial statements of Eyretel plc, together with the notes thereto and the report of Deloitte & Touche, with respect to the periods stated therein:

Consolidated statements of profit and loss for the period ended 21 March 2003 and the years ended 31 March 2002 and 2001

Consolidated statements of total recognised gains and losses for the period ended 21 March 2003 and the years ended 31 March 2002 and 2001

Reconciliation of movements in shareholders’ funds and consolidated statements of movements on reserves for the period ended 21 March 2003 and the years ended 31 March 2002 and 2001

Consolidated balance sheets as of 21 March 2003 and 31 March 2002

Consolidated cash flow statements for the period ended 21 March 2003 and the years ended 31 March 2002 and 2001

99.2	The following unaudited pro forma combined consolidated condensed financial statements of Witness Systems, Inc. and Eyretel plc together with the notes thereto:

Unaudited pro forma combined consolidated condensed statement of operations for the year ended December 31, 2002 and the three months ended March 31, 2003

99.3*	U.K. Offer Document of Registrant, dated February 28, 2003, commencing the recommended all cash offer for all of the shares of Eyretel.

*                   Previously filed with the registrant’s Current Report on Form 8-K filed April 15, 2003.